UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1)
Of the Securities Exchange Act of 1934
White Knight Resources Ltd.
(Name of Subject Company (Issuer))
U.S. Gold Corporation
US Gold Canadian Acquisition Corporation
(Name of Filing Persons (Offerors))
Common Shares
(Title of Class of Securities)
963900105
(CUSIP Number of Class of Securities)
William F. Pass, Vice President and Chief Financial Officer
U. S. Gold Corporation
2201 Kipling Street, Suite 100
Lakewood, Colorado 80215-1545
(303) 238-1438
(Name, Address and Telephone Number of Person Authorized to Receive Notices
and Communications on Behalf of the Person(s) Filing Statement)
With copies to:
George A. Hagerty, Esq.
Christopher J. Walsh, Esq.
Hogan & Hartson L.L.P.
1200 Seventeenth Street, Suite 1500
Denver, Colorado 80202
(303) 899-7300
CALCULATION OF FILING FEE

TRANSACTION VALUATION(1)	AMOUNT OF FILING FEE(2)
$111,988,960	$11,982.82
(1) The transaction valuation is calculated solely for purposes of determining the filing fee. The transaction valuation and the amount of filing fee have been calculated pursuant to the instructions in Schedule TO in accordance with the Rule 0-11 of the Securities Exchange Act of 1934, as amended. The transaction valuation is calculated based on the product of $4.97, the average of the high and low sales price of common stock of U.S. Gold Corporation, into which the exchangeable shares of US Gold Canadian Acquisition Corporation are exchangeable, on the American Stock Exchange on February 8, 2007, multiplied by 22,532,990, the maximum total number of exchangeable shares of US Gold Canadian Acquisition Corporation that could be issued in the exchange offer described herein based upon the total number of common shares of White Knight Resources Ltd. (“White Knight”) outstanding or underlying outstanding options or warrants to purchase White Knight common shares as of February 1, 2007 at an exchange ratio of 0.35 of an exchangeable share of US Gold Canadian Acquisition Corporation for each common share of White Knight.
(2) Pursuant to Rule 0-11(a)(2) of the Securities Exchange Act of 1934, as amended, $10,452.55 of the fee required to be paid in connection with this filing is being offset by the fee paid in connection with the registration statement on Form S-4 (Registration No. 333-138233) filed by U.S. Gold Corporation and US Gold Canadian Acquisition Corporation on October 26, 2006, which fee was offset pursuant to Rule 457(p) of the Securities Act of 1933, as amended, by a portion of the registration fee associated with a registration statement on Form S-4 (Registration No. 333-133726) originally filed on May 2, 2006 by US Gold Holdings Corporation and U.S. Gold Corporation (the “Prior Registration Statement”). The remaining $1,530.27 of the fee required to be paid in connection with this filing is being offset by a portion of the registration fee associated with the Prior Registration Statement. This reduces the unused portion of the registration fee for the Prior Registration Statement to $37,042.32.
☑ Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid: $10,452.55	Filing Party: U.S. Gold Corporation and US Gold Canadian Acquisition Corporation
Form or Registration No.: Form S-4	Date Filed: October 26, 2006
Amount Previously Paid: $58,446.36	Filing Party: U.S. Gold Corporation and US Gold Holdings Corporation
Form or Registration No.: Form S-4	Date Filed: May 2, 2006
☐ Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.
Check the appropriate boxes below to designate any transactions to which the statement relates:

☑third party tender offer subject to Rule 14d-1.	☐going-private transaction subject to Rule 13e-3.
☐issuer tender offer subject to Rule 13e-4.	☐amendment to Schedule 13D under Rule 13d-2.
Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

INTRODUCTION
Items 1 through 11.
Item 12.
Item 13.
SIGNATURE
Index to Exhibits
Letter of Acceptance and Transmittal
Notice of Guaranteed Delivery
Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
Letter to Clients

INTRODUCTION
     This Tender Offer Statement on Schedule TO is filed by U.S. Gold Corporation, a Colorado corporation (“U.S. Gold”), and US Gold Canadian Acquisition Corporation, a company incorporated under the Business Corporations Act (Alberta) and a wholly-owned subsidiary of U.S. Gold (“Canadian Exchange Co.” and together with U.S. Gold, the “Offerors”), and relates to the offer by the Offerors (the “Offer”) to purchase all of the outstanding common shares of White Knight Resources Ltd. (“White Knight”) in exchange for 0.35 of an exchangeable share of Canadian Exchange Co. for each outstanding common share of White Knight upon the terms and subject to the conditions set forth in the prospectus filed pursuant to Rule 424(b)(3) by the Offerors on February 12, 2007 (File No. 333-138233) (the “Prospectus”), and in the related Letter of Acceptance and Transmittal and Notice of Guaranteed Delivery, copies of which are incorporated by reference herein or filed hereto as Exhibits (a)(4), (a)(1)(i), and (a)(1)(ii), respectively.
Items 1 through 11.
     As permitted by General Instruction F to Schedule TO, all of the information set forth in the entire Prospectus, the related Letter of Acceptance and Transmittal, and Notice of Guaranteed Delivery, attached hereto as Exhibits (a)(4), (a)(1)(i), and (a)(1)(ii), respectively, and any amendment or supplement thereto related to the Offer hereafter filed with the Securities and Exchange Commission by the Offerors, is hereby expressly incorporated by reference in answer to Items 1 through 11 of this Schedule TO.
Item 12.

Exhibit
Number	Description
(a)(1)(i)	Letter of Acceptance and Transmittal (including guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)
(a)(1)(ii)	Notice of Guaranteed Delivery
(a)(1)(iii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(iv)	Letter to Clients
(a)(2)	None
(a)(3)	None
(a)(4)	Prospectus dated February 12, 2007 (incorporated herein by reference to the Prospectus)
(a)(5)(i)	Press Release of U.S. Gold dated March 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on March 6, 2006)
(a)(5)(ii)	Press Release of U.S. Gold dated March 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on March 7, 2006)
(a)(5)(iii)	Filing made by U.S. Gold pursuant to Rule 425 on March 8, 2006
(a)(5)(iv)	Press Release of U.S. Gold dated May 1, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on May 1, 2006)
(a)(5)(v)	Press Release of U.S. Gold dated June 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on June 6, 2006)
(a)(5)(vi)	Article from June 2006 posted on resourceworld.com entitled “Rob McEwen and U.S. Gold Corp.” (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K/A on July 6, 2006)
(a)(5)(vii)	Article from June 2006 posted on resourceworld.com entitled “Rob McEwen and U.S. Gold Corp.” (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K/A on July 7, 2006)
(a)(5)(viii)	Transcript of video distributed at annual meeting (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(ix)	Power point slide presentation made on November 30, 2006 regarding proposed acquisitions (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(x)	Transcript of presentation at annual shareholders’ meeting by William Pass (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(xi)	Filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on December 27, 2006
(a)(5)(xii)	Press Release of U.S. Gold dated January 18, 2007 (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on January 19, 2007)
(a)(5)(xiii)	Press Release of U.S. Gold dated February 12, 2007 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K on February 12, 2007)
(b)	None
(d)	None
(g)	None
(h)(i)	Tax opinion of Hogan & Hartson LLP (incorporated by reference to Exhibit 8.1 of Amendment No. 3 to the Offerors’ Registration Statement on Form S-4, Registration No. 333-138233, filed with the Securities and Exchange Commission on February 8, 2007)
(h)(ii)	Tax opinion of Fraser, Milner, Casgrain LLP (incorporated by reference to Exhibit 8.2 of Amendment No. 3 to the Offerors’ Registration Statement on Form S-4, Registration No. 333-138233, filed with the Securities and Exchange Commission on February 8, 2007)
Item 13.
Not applicable.

SIGNATURE
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Dated: February 12, 2007

U.S. Gold Corporation
By:	/s/ William F. Pass
	Name:	William F. Pass
	Title:	Vice President, Chief Financial Officer, and Secretary

U.S. Gold Canadian Acquisition Corporation
By:	/s/ William F. Pass
	Name:	William F. Pass
	Title:	Vice President, Secretary, Treasurer and Director

Index to Exhibits

Exhibit
Number	Description
(a)(1)(i)	Letter of Acceptance and Transmittal (including guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9)
(a)(1)(ii)	Notice of Guaranteed Delivery
(a)(1)(iii)	Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees
(a)(1)(iv)	Letter to Clients
(a)(2)	None
(a)(3)	None
(a)(4)	Prospectus dated February 12, 2007 (incorporated herein by reference to the Prospectus)
(a)(5)(i)	Press Release of U.S. Gold dated March 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on March 6, 2006)
(a)(5)(ii)	Press Release of U.S. Gold dated March 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on March 7, 2006)
(a)(5)(iii)	Filing made by U.S. Gold pursuant to Rule 425 on March 8, 2006
(a)(5)(iv)	Press Release of U.S. Gold dated May 1, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on May 1, 2006)
(a)(5)(v)	Press Release of U.S. Gold dated June 5, 2006 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 on June 6, 2006)
(a)(5)(vi)	Article from June 2006 posted on resourceworld.com entitled “Rob McEwen and U.S. Gold Corp.” (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K/A on July 6, 2006)
(a)(5)(vii)	Article from June 2006 posted on resourceworld.com entitled “Rob McEwen and U.S. Gold Corp.” (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K/A on July 7, 2006)
(a)(5)(viii)	Transcript of video distributed at annual meeting (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(ix)	Power point slide presentation made on November 30, 2006 regarding proposed acquisitions (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(x)	Transcript of presentation at annual shareholders’ meeting by William Pass (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on November 30, 2006)
(a)(5)(xi)	Filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on December 27, 2006
(a)(5)(xii)	Press Release of U.S. Gold dated January 18, 2007 (incorporated herein by reference to the filing made with the Securities and Exchange Commission by U.S. Gold pursuant to Rule 425 and on Form 8-K on January 19, 2007)
(a)(5)(xiii)	Press Release of U.S. Gold dated February 12, 2007 (incorporated herein by reference to the filing with the Securities and Exchange Commission made by U.S. Gold pursuant to Rule 425 and on Form 8-K on February 12, 2007)
(b)	None
(d)	None
(g)	None
(h)(i)	Tax opinion of Hogan & Hartson LLP (incorporated by reference to Exhibit 8.1 of Amendment No. 3 to the Offerors’ Registration Statement on Form S-4, Registration No. 333-138233, filed with the Securities and Exchange Commission on February 8, 2007)
(h)(ii)	Tax opinion of Fraser, Milner, Casgrain LLP (incorporated by reference to Exhibit 8.2 of Amendment No. 3 to the Offerors’ Registration Statement on Form S-4, Registration No. 333-138233, filed with the Securities and Exchange Commission on February 8, 2007)

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